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Exhibit 21.1

LIST OF SUBSIDIARIES

Berkshire Crossing Retail, LLC
Berkshire Crossing Shopping Center, LLC
Bradley Financing Partnership
Bradley Spring Mall Limited Partnership
Colby Grove Retail, LLC
Grand Traverse Crossing Shopping Center, LLC
Grove Court Shopping Center, LLC
Heritage Burlington Square LLC
Heritage Montgomery SPE LLC
Heritage Wolf Creek I, LLC
Heritage Wolf Creek II, LLC
Heritage Wolf Creek III, LLC
Net Manager LLC
Pioneer Grand Traverse Company, LLC
Salmon Run Plaza, LLC
Williamson Square Associates Limited Partnership

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  Exhibit 21.1